EXHIBIT 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

White Plains, New York – July 13, 2010 – Drew Industries Incorporated (NYSE:DW) announced today that Scott Mereness has been promoted to President of Lippert Components, Inc. and Kinro, Inc., Drew’s wholly-owned subsidiaries.

Mereness (38) has been serving as Executive Vice President and Chief Operating Officer of Lippert Components and Kinro, and has extensive knowledge of the companies’ products and operations, as well as the needs of their RV and manufactured housing customers.

Jason Lippert will continue as Chairman and CEO of Lippert Components and Kinro, and will continue with Mereness to focus on customer service, employees, growth, and continued innovation across the companies’ many product lines.

“Scott’s broad experience and understanding of our operations, products and our great customers, are invaluable. He has enabled us to serve our industries in the most efficient and cost-effective manner,” said Lippert. “I’ve worked very closely with Scott since he and I started working at Lippert Components when it was a family run business almost 16 years ago. I’m acutely aware of his exceptional skills, energy, and entrepreneurial spirit which have been critical to our becoming a leading supplier of components to RV and manufactured housing producers,” continued Lippert. “He and I share the same passion, goals and vision for both Kinro and Lippert Components, our dedicated employees and our customers. Scott is among the most dedicated of employees in the Drew family, and we look forward to his continued leadership within our companies.”

Fred Zinn, President and CEO of Drew Industries, noted that Mereness has been instrumental in the success and expansion of both Lippert Components and Kinro. “Scott’s leadership, dedication and accomplishments during the past 15 years have been extraordinary, and we look forward to many more years of growth and operational efficiencies to be initiated by Scott,” said Zinn.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 24 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.